PROMISSORY NOTE

August 26, 2004

Jersey City, New Jersey
$4,000,000

FOR VALUE RECEIVED, the undersigned, ELBIT VISION SYSTEMS LTD., a corporation organized and existing under the laws of the State of Israel (the “Company”), promises to pay CORNELL CAPITAL PARTNERS, LP (the “Holder”) at 101 Hudson Street, Suite 3700, Jersey City, New Jersey 07302 or other address as the Holder shall specify in writing, the principal sum of Four Million (U.S.) Dollars ($4,000,000) and will be payable pursuant to the following terms:

1.  Amount of Note. This Promissory Note (this “Note”) shall be funded by the Holder to the Company as follows: (i) $3,500,000 shall be funded on the date hereof; and (ii) $500,000 (the “Second Installment ”) shall be funded no later than five business days following the filing by the Company of a new registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) by the deadline set forth in the next sentence to register 14,444,445 Ordinary Shares pursuant to that certain Standby Equity Distribution Agreement (the “Standby Equity Distribution Agreement ”) dated as of March 30, 2004 between the Buyer and the Company. Such registration statement shall be filed with the SEC on or before October 1, 2004.

2.  Principal and Interest.

a.	Interest. The principal amount of this Promissory Note (the “Note”) shall not accrue interest during the initial 120 days after the date hereof. Interest shall accrue at a rate of 1% per 30 days for the subsequent 90 days thereafter. Interest shall accrue at a rate of 2% per 30 days thereafter. In the Event of Default (as defined herein), the principal amount outstanding hereunder shall accrue interest at a rate of 24% per year or the highest permitted by applicable law, if lower, until all amounts due hereunder are paid and any judgment is collected.

b.	Payment Schedule. The Company shall pay all amounts due hereunder (including principal and accrued interest) (the “Full Amount”) as set forth below:

i.	The Company shall pay at least $42,000 to the Holder per calendar week with the initial payment due on or before September 13, 2004. Each subsequent payment shall be due on or before each Monday thereafter or the next business day if such date is not a business day; provided that upon repayment of $714,000, no further payments shall be required pursuant to this sub-section.

ii.	Commencing on January 10, 2005, the Company shall pay at least $80,000 to the Holder per calendar week. Each subsequent payment shall be due on or before each Monday thereafter or the next business day if such date is not a business day; provided that upon repayment of lesser of (i) the remaining Full Amount; and (ii) $1,040,000, no further payments shall be required pursuant to this sub-section.

iii.	Provided that the Company has not repaid the Full Amount, then on or before April 4, 2005, the Company shall pay to the Holder the lesser of (i) $2,000,000 and (ii) the remaining Full Amount in immediately available funds.

iv.	Provided that the Company has not repaid the Full Amount, then commencing on April 11, 2005, the Company shall pay at least $100,000 to the Holder per calendar week. Each subsequent payment shall be due on or before each Monday thereafter or the next business day if such date is not a business day; provided that upon repayment of the Full Amount no further payments shall be required pursuant to this sub-section. All amounts due hereunder shall be due and payable on or before the earlier of (i) May 9, 2005 or (ii) an Event of Default (as defined herein).

c.	Form of Payment. All amounts due hereunder shall be paid by the Company to the Holder in immediately available funds. As set forth in the Pledge and Escrow Agreement of even date herewith a portion of the proceeds shall be derived from the proceeds of the sale of Ordinary Shares pursuant to the terms of the Standby Equity Distribution Agreement.

d.	Escrow. Pursuant to the Investment Agreement, the Company deposited in escrow 42 Advance Notices under the Standby Equity Distribution Agreement for an aggregate amount of $4,200,000, as well as 5,555,555 Ordinary Shares (the “Escrowed Shares”) that are registered on an effective registration statement on Form F-2 (SEC File No. 333-11509) filed with the Securities and Exchange Commission on May 3, 2004. The Escrowed Shares are only an estimate of the number of Ordinary Shares that the Company is obligated to issue to the Holder upon delivery of the Advances Notices by the Escrow Agent to the Holder. If, during the term of this Note, the number of Escrowed Shares are insufficient to honor the Company’s obligations under the Advance Notices, the Company shall immediately deposit in escrow, pursuant to the irrevocable transfer agent instructions of even date herewith (the “Irrevocable Transfer Agent Instructions”), such number of Ordinary Shares as shall be sufficient to honor all Advance Notices. The Advance Notices and the Escrowed Shares will be held in escrow by the law firm of Butler Gonzalez LLP (the “Escrow Agent”), which shall deliver one Advance Notice every five (5) Trading Days commencing on the first Monday following the SEC filings required to be made by the Company pursuant to Section 2.3 of the Investment Agreement in an amount corresponding to the payments set forth in Section 2(b) hereof. In the Event of Default, the Escrow Agent shall accelerate and/or aggregate the delivery of such number of the Advance Notices and shall deliver one or more Advance Notices every five (5) Trading Days that equals the Maximum Advance Amount (as defined in the Standby Equity Distribution Agreement) as is required in order to repay the Full Amount. The net proceeds under the Standby Equity Distribution Agreement shall be disbursed by the Escrow Agent to the Holder and shall be applied by the Holder to the amounts due under this Note. Upon repayment of all amounts due hereunder, the Escrow Agent shall promptly disburse to the Company any unused Advances Notices.

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e.	No Prepayment Penalty. The Company may prepay all or any portion of this Note without penalty.

3.  Secured Nature of Note. This Note is secured by the following agreements:

a.	That certain Security Agreement of even date herewith between the Company and the Holder.

b.	That certain Pledge and Escrow Agreement of even date herewith between the Company and the Holder.

c.	The 14,444,445 Ordinary Shares that may be issued in the Event of Default pursuant to the Irrevocable Transfer Agent Instructions of even date herewith.

d.	The Holder shall receive a second position security interest in all assets of the Company as described in the Investment Agreement. The Company and its counsel shall make all necessary filings in Israel to perfect the Holder’s security interests in Israel and shall deliver a legal opinion to the Holder on the date hereof stating the priority of the Holder’s security interest and that all filings necessary to perfect the Holder’s security have been made in accordance with Israeli laws.

3.    Security Interests.  So long as any amounts are outstanding hereunder, the Company shall not enter into any security instrument granting the holder a security interest in any of the assets of the Company. The Company shall not guarantee nor be liable in any manner, whether directly or indirectly, or become contingently liable after the date of this Note in connection with the obligations or indebtedness of any person or persons. The Company shall not make any loan, advance or extension of credit to any person other than in the normal course of its business.

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4.    Debt. The Company shall not create, incur, assume or suffer to exist any additional indebtedness outside the ordinary course of business in an aggregate amount in excess of $100,000.

5.    Waiver and Consent. To the fullest extent permitted by law and except as otherwise provided herein, the Company waives demand, presentment, protest, notice of dishonor, suit against or joinder of any other person, and all other requirements necessary to charge or hold the Company liable with respect to this Note.

6.    Costs, Indemnities and Expenses. In the event of default as described herein, the Company agrees to pay all reasonable fees and costs incurred by the Holder in collecting or securing or attempting to collect or secure this Note, including reasonable attorneys’ fees and expenses, whether or not involving litigation, collecting upon any judgments and/or appellate or bankruptcy proceedings. The Company agrees to pay any documentary stamp taxes, intangible taxes or other taxes which may now or hereafter apply to this Note or any payment made in respect of this Note, and the Company agrees to indemnify and hold the Holder harmless from and against any liability, costs, attorneys’ fees, penalties, interest or expenses relating to any such taxes, as and when the same may be incurred.

7.    Event of Default. Upon an Event of Default (as defined below), the entire principal balance and accrued interest outstanding under this Note, and all other obligations of the Company under this Note, shall be become due and payable without any action on the part of the Holder. Upon an Event of Default, the Holder shall be entitled to seek and institute any and all remedies available to it (including, without limitation, the acceleration of Advance Notices as described in Section 2(d) hereof. No remedy conferred under this Note upon the Holder is intended to be exclusive of any other remedy available to the Holder, pursuant to the terms of this Note or otherwise. No single or partial exercise by the Holder of any right, power or remedy hereunder shall preclude any other or further exercise thereof. The failure of the Holder to exercise any right or remedy under this Note or otherwise, or delay in exercising such right or remedy, shall not operate as a waiver thereof. Each of the following events shall constitute a default under this Note (each an “Event of Default”):

(i)	Failure to pay when due any payment of principal or interest due on the Note or any fee, expense, other sum due hereunder; provided that the Holder has delivered to the Company a notice of Event of Default (a “Notice of Default”) and such event has not been remedied within seven days of the date of such Notice of Default;

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(ii)	Any default, whether in whole or in part, shall occur in the due observance or performance of any obligations or other covenants, terms or provisions to be performed under this Note, the Investment Agreement, Security Agreement, Pledge and Escrow Agreement, Irrevocable Transfer Agent Instructions or any other document, note, agreement, mortgage, security agreement, instrument or understanding with, held by, or executed in favor of the Holder by the Company, ScanMaster, or EVS US Inc.; provided that the Holder has delivered to the Company a Notice of Default and such event has not been remedied within seven days of the date of such Notice of Default; or

(iii)	Upon delivery of a notice of default and failure by the Company to remedy such default within any time specified therein or the filing of a complaint, action or lawsuit by any lender having a security interest of higher priority than the Buyer regarding the due observance or performance of any obligations or other covenants, terms or provisions to be performed by the Company, ScanMaster or EVS US Inc. to such lender, whether in whole or in part,; or

(iv)	The Company shall: (1) make a general assignment for the benefit of its creditors; (2) apply for or consent to the appointment of a receiver, trustee, assignee, custodian, sequestrator, liquidator or similar official for itself or all or substantially all of its assets and properties; (3) commence a voluntary case for relief as a debtor under the United States Bankruptcy Code; (4) file with or otherwise submit to any governmental authority any petition, answer or other document seeking: (A) reorganization, (B) an arrangement with creditors or (C) to take advantage of any other present or future applicable law respecting bankruptcy, reorganization, insolvency, readjustment of debts, relief of debtors, dissolution or liquidation; (5) file or otherwise submit any answer or other document admitting or failing to contest the material allegations of a petition or other document filed or otherwise submitted against it in any proceeding under any such applicable law, or (6) be adjudicated a bankrupt or insolvent by a court of competent jurisdiction; or

(v)	Any case, proceeding or other action shall be commenced against the Company for the purpose of effecting, or an order, judgment or decree shall be entered by any court of competent jurisdiction approving (in whole or in part) anything specified in Section 7(iv) hereof, or any receiver, trustee, assignee, custodian, sequestrator, liquidator or other official shall be appointed with respect to the Company, or shall be appointed to take or shall otherwise acquire possession or control of all or a substantial part of the assets and properties of the Company, and any of the foregoing shall continue unstayed and in effect for any period of sixty (60) days.

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  8.    Maximum Interest Rate. In no event shall any agreed to or actual interest charged, reserved or taken by the Holder as consideration for this Note exceed the limits imposed by New Jersey law. In the event that the interest provisions of this Note shall result at any time or for any reason in an effective rate of interest that exceeds the maximum interest rate permitted by applicable law, then without further agreement or notice the obligation to be fulfilled shall be automatically reduced to such limit and all sums received by the Holder in excess of those lawfully collectible as interest shall be applied against the principal of this Note immediately upon the Holder’s receipt thereof, with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and the Holder had agreed to accept such extra payment(s) as a premium-free prepayment or prepayments.

9.    Cancellation of Note. Upon the repayment by the Company of all of its obligations hereunder to the Holder, including, without limitation, the face amount of this Note, plus accrued but unpaid interest, the indebtedness evidenced hereby shall be deemed canceled and paid in full. Except as otherwise required by law or by the provisions of this Note, payments received by the Holder hereunder shall be applied first against expenses and indemnities, next against interest accrued on this Note, and next in reduction of the outstanding principal balance of this Note.

            10.     Severability. If any provision of this Note is, for any reason, invalid or unenforceable, the remaining provisions of this Note will nevertheless be valid and enforceable and will remain in full force and effect. Any provision of this Note that is held invalid or unenforceable by a court of competent jurisdiction will be deemed modified to the extent necessary to make it valid and enforceable and as so modified will remain in full force and effect.

              11.     Amendment and Waiver. This Note may be amended, or any provision of this Note may be waived, provided that any such amendment or waiver will be binding on a party hereto only if such amendment or waiver is set forth in a writing executed by the parties hereto. The waiver by any such party hereto of a breach of any provision of this Note shall not operate or be construed as a waiver of any other breach.

              12.     Successors. Except as otherwise provided herein, this Note shall bind and inure to the benefit of and be enforceable by the parties hereto and their permitted successors and assigns.

              13.     Assignment. This Note shall not be directly or indirectly assignable or delegable by the Company. The Holder may assign this Note as long as such assignment complies with the Securities Act of 1933, as amended.

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            14.     No Strict Construction. The language used in this Note will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

            15.    Further Assurances. Each party hereto will execute all documents and take such other actions as the other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Note.

            16.    Notices, Consents, etc.  Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) upon the expiration of three (3) trading days after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to Company:	Elbit Vision Systems Ltd.
New Industrial Park
Post Office Box 140
Yokneam
Israel
Attention: Yaky Yanay CFO
Telephone: +972-4-993-6414
Facsimile: +972-4-993-6450

With Copy to:	Yigal Arnon & Co
Azrieli Center
Tel Aviv
Israel
Attention: Adrian Daniels, Adv
Telephone: +972-3-608-7864
Facsimile: +972-3-608-7714

If to the Company:	Cornell Capital Partners, L.P.
101 Hudson Street, Suite 3700
Jersey City, NJ 07302
Attention: Mark A. Angelo
Telephone: (201) 324-1619
Facsimile: (201) 324-1447

or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) trading days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

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17.     Remedies, Other Obligations, Breaches and Injunctive Relief. The Holder’s remedies provided in this Note shall be cumulative and in addition to all other remedies available to the Holder under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy of the Holder contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note. Every right and remedy of the Holder under any document executed in connection with this transaction may be exercised from time to time and as often as may be deemed expedient by the Holder. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, and specific performance without the necessity of showing economic loss and without any bond or other security being required.

            18.    Governing Law; Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New Jersey, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New Jersey. Each party hereby irrevocably submits to the exclusive jurisdiction of the Superior Court of the State of New Jersey sitting in Hudson County, New Jersey and the United States Federal District Court for the District of New Jersey sitting in Newark, New Jersey, for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

            19.    No Inconsistent Agreements. None of the parties hereto will hereafter enter into any agreement, which is inconsistent with the rights granted to the parties in this Note.

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            20.    Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Note and their respective permitted successor and assigns, any rights or remedies under or by reason of this Note.

            21.    Waiver of Jury Trial. AS A MATERIAL INDUCEMENT FOR THE HOLDER TO LOAN TO THE COMPANY THE MONIES HEREUNDER, THE COMPANY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATED IN ANY WAY TO THIS AGREEMENT AND/OR ANY AND ALL OF THE OTHER DOCUMENTS ASSOCIATED WITH THIS TRANSACTION.

            22.    Entire Agreement.  This Note (including the recitals hereto) and the Irrevocable Transfer Agent Instructions set forth the entire understanding of the parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

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IN WITNESS WHEREOF, this Note is executed by the undersigned as of the date hereof.

CORNELL CAPITAL PARTNERS, LP

By: Yorkville Advisors, LLC
Its: General Partner

By:
Name: Mark Angelo
Its: Portfolio Manager

ELBIT VISION SYSTEMS, LTD.

By:
Name:
Title:

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